Exhibit 99.1

Riot Blockchain Provides Shareholder Update

Riot Blockchain Responds to CNBC

CASTLE ROCK, Colo., Feb 16, 2018 — Riot Blockchain, Inc. (Nasdaq: RIOT) (the "Company") provides the following update to shareholders from Chairman and Chief Executive Officer John O'Rourke about its progress and accomplishments to date.

Dear Shareholders,

Thank you for your support in our vision to build a leading blockchain technology company.  I believe we are well positioned at the forefront of this industry with many exciting opportunities on the horizon.

Today, CNBC released a negative one-sided piece on companies that seek to jump on the blockchain bandwagon by changing their name and profiled our company.  Had the journalist used even a modest amount of professional diligence, CNBC would have also reported on the numerous achievements we have made in becoming an early entrant in the support of blockchain and cryptocurrency technologies.  To my knowledge, we were also the first Nasdaq listed company to have blockchain in its name and had no idea what the market reaction would be when the transition was made.

Not to be deterred, I wish to provide an update of where Riot Blockchain stands today and respond to some of their attacks.  We have made significant inroads in building a diversified portfolio of investments and to begin securing digital assets.

Riot Blockchain initially entered the blockchain sector with an investment in goNumerical ltd (dba "Coinsquare").  Coinsquare has grown into the leading digital currency exchange in Canada and recently raised an institutional round of financing at a CAD $430 million valuation, led by a global asset manager with over a trillion dollars in assets.  This valuation is over 15x higher than the valuation at which Riot first invested.    Riot currently owns approximately 12.5% of Coinsquare, a stake now valued over CAD $50 million.

Several other recent business highlights:

•	Riot closed on a $37 million financing at $22.50 per share in restricted stock with several billion-dollar institutions as investors. Canaccord Genuity acted as the financial advisor on the financing.

•	Riot now owns a total of 8,000 ASIC cryptocurrency mining machines. This consists of 7,500 Antminer S9 Bitcoin miners and 500 L3+s, all manufactured by Bitmain.

•
When deployed in full, Riot's bitcoin mining operation's expected hashing power is over 110 Petahash of SHA 256 Bitcoin mining computing power and 252 Gigahash of Scrypt for Litecoin mining based just on current equipment that Riot owns.  Additional expansion opportunities based on power capacity are available.

•	Riot has entered a Letter of Intent to acquire a CFTC licensed registrant. Riot intends to pursue launching a digital currency exchange and futures brokerage in the United States.

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Strategic investment in Verady.  Bo Shen co-invested in Verady as well and joined the board of Verady.  Bo Shen is a well-regarded investor in the space and a general partner of Fenbushi Capital http://fenbushi.vc

•	Successfully registered in and acquired 500 bitcoins in the U.S. Marshals Service bitcoin auction.

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Acquired a majority interest in Tess, which is developing a blockchain technology solution for the telecom industry. Tess has since entered a definitive agreement for a merger with a Canadian public company.

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Significantly enhanced the management, operational, and advisory team with the appointment of several key personnel with experience at market leaders such as IBM, Bitfury, Facebook, INVESCO, Coinsquare, Ocular, Safenet, Hyperblock, Globalive, and Dunbar Security Solutions.

When I joined the board of Bioptix in January 2017 the Company had been reeling from a failed FDA approval and an acquisition of a new venture bleeding cash.  I feel obligated to state unequivocally that pivoting away from these legacy ventures to Riot Blockchain was the right course.  The company announced on January 20, 2017 the decision to streamline the workforce in an effort to cut costs, while reviewing possible strategic alternatives for the business.

We also discussed exploring strategic alternatives with the ultimate goal of maximizing shareholder value and evaluated other options.  It is not uncommon for businesses to pivot and change their business strategy.  Amazon started off selling books.

The company was able to successfully streamline its workforce and significantly reduce its burn by July 2017.  In the interim, the board and management continued reviewing various different potential transactions that we thought could be accretive.  In August 2017, we were presented with the opportunity to invest in Coinsquare.

I had been evaluating many different investment opportunities in the blockchain sector.  I have been personally invested in bitcoin since 2012 and I have personally invested in several blockchain companies since then.  I am a believer that blockchain technology will be one of the most disruptive technologies of my lifetime and will do for the flow of transactions what the internet did for the flow of information.

It is worth noting that CNBC recently highlighted an infamous short seller complaining he could not borrow shares and adequately short Riot, which seems to be an impetus to distort the real facts about our company.

Other comments to address media concerns:

1.
We adjourned our shareholder's meeting which is not uncommon when unable to garner a quorum.  With the fast pace at which everything has been moving operationally, we did not have requisite time to obtain this quorum and we have other corporate action items that may require shareholder approval as well.  It did not make sense to go through the time and expense of potentially having two shareholder meetings within a matter of months.  As a result, we adjourned the meeting which will be reconvened in the second quarter.

2.
At the end of 2017, I personally sold some stock that I held in our company.  I sold less than 10% of my overall position and did so to cover tax obligations.  I could have sold more stock in the same timeframe if I so desired.  I truly believe in what we are building and the shareholder value it will create

3.
Barry Honig has been a supportive shareholder of Riot Blockchain.  Prior to my involvement with Bioptix, Mr. Honig filed a lawsuit against the company and its management as a shareholder because he believed the old management and board was not properly deploying shareholders' cash.  This led to the eventual re-examination by the board and management of the failing business, which ultimately led to the board's decision that it was in shareholders' best interest to evaluate other opportunities with its cash on hand.

4.
We have assembled a management team, board, and advisors with exceptional industry credentials that have helped guide us and continue to create opportunities with meaningful technology and initiatives.  Other companies may have tried to hop on the "cryptocurrency bandwagon", perhaps partially as a result of our success.

5.
After I was accosted without notice by certain reporters from CNBC, I had no interest in further dialogue with those reporters.  We will continue to inform the markets of our activities through appropriate means such as press releases and our regulatory filings.  The CNBC one-sided narrative has failed to tell the full story and latched on to innuendo and "empty chair" reporting.

Riot Blockchain Transformation

Coinsquare stood out to the board and management due to its exceptional management team and platform.  We decided to make an initial investment at a $28 million valuation and form Riot Blockchain.  We are proud of the value this has since generated for all legacy shareholders of Bioptix, as this investment alone is now worth close to double what the entire market cap of Bioptix was prior to the transition.

Part of the further thesis around forming Riot Blockchain was to provide investors a way to get exposure to this growing technology with the transparency and disclosure obligations that come with operating a Nasdaq listed and fully SEC reporting company.  To my knowledge, we were the first Nasdaq listed company to have blockchain in its name.  The management and board had no idea what the market reaction would be to this shift in focus.  We have brought on seasoned advisors, board members, and management in conjunction with this shift to focus on investing in and operating blockchain technologies.  Unfortunately, as with many new hot sectors, it attracted some bad actors trying to capitalize on the hype that appeared to quickly change their name and tout their new focus on this sector.  This all followed Riot's successful transition.

One of our internal focuses has been on building our bitcoin mining operation.  We now own 7,500 Antminer S9 Bitcoin miners and 500 L3+s, all manufactured by Bitmain.  We expect to have a sizable portion of our operation up and running by the end of this quarter, and to be fully operational with the current equipment on hand by the end of Q2 2018.  When deployed in full, the operation's expected hashing power is over 110 Petahash of SHA 256 Bitcoin mining computing power and 252 Gigahash of Scrypt for Litecoin mining.  I believe this will position us as one of the largest publicly listed bitcoin mining operations.

We are also focused on pursuing the launch of our own digital currency exchange.  We have engaged a team of top legal counsel to assist us in this endeavor.  We announced that we have entered a Letter of Intent to acquire a CFTC licensed registrant which would also allow us to launch a futures brokerage.  Neither the CFTC nor the NFA regulate spot-market digital currency exchanges or activity, although the CFTC's jurisdiction is implicated when there is fraud or manipulation involving a virtual currency traded in interstate commerce.

I believe there is a major market need for additional competitors for digital currency exchange offerings in the United States.  We are embracing regulatory and compliance requirements in this regard with the hope of establishing a fully transparent and secure platform to help handle the growing demand of people wishing to transact in digital currencies.

We take our SEC reporting obligations seriously and diligently file all reports and filings.  We have expended enormous effort to inform investors of the risks of our foray into uncharted territory.  We have an open and expansive dialogue with the SEC Division of Corporation Finance about our registration statements and other filings with a goal to satisfy the collective sentiment of the staff of the various divisions of the SEC that are struggling to find common ground around how best to regulate our industry.  We support full disclosure and will continue to work with the staff of the SEC whenever new regulations provide definition to this emerging sector.  As has been noted by the Chairman in recent testimony, the regulators need to catch up with the business developments and we hope to remain at the forefront as a fully compliant reporting company.

In closing, we are well capitalized with a strong team, strong assets, and growing operations.  I originally came on as Chairman and CEO in November 2017 due to the tremendous opportunities that exist for blockchain technologies.  I have never felt better about Riot Blockchain's prospects of capitalizing on these opportunities.

Warm regards,

John O'Rourke
Chairman and CEO

About Riot Blockchain

Riot Blockchain, Inc. is leveraging its expertise and a network of professional advisors to build and support blockchain technologies. It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing Bitcoin and blockchain ecosystems. For more information, visit http://www.RiotBlockchain.com/.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-Q for the period ended September 30, 2017 filed with the Securities and Exchange Commission (the "SEC") on November 13, 2017 and in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 31, 2017, as amended as of April 27, 2017 and August 15, 2017. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com

Investor Contact
IR@RiotBlockchain.com